SCHEDULE 14C INFORMATION

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NEUBERGER BERMAN ALTERNATIVE FUNDS
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Neuberger Berman Alternative Funds
Neuberger Berman Absolute Return Multi-Manager Fund

1290 Avenue of the Americas
New York, New York 10104
800-877-9700

INFORMATION STATEMENT DATED OCTOBER 30, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.nb.com.

The purpose of this Information Statement is to provide you with information about a new investment sub-advisory agreement with respect to Neuberger Berman Absolute Return Multi-Manager Fund (“Fund”), a series of Neuberger Berman Alternative Funds (“Trust”), with Cramer Rosenthal McGlynn, LLC (“CRM”) (the “New Sub-Advisory Agreement”). The New Sub-Advisory Agreement took effect on October 1, 2019, upon a change in control of CRM, one of the sub-advisers of the Fund. CRM had entered into a management buyout agreement to repurchase the entire ownership stake currently held by its partner and majority owner, WT Investments, Inc., an affiliate of M&T Bank (the “Transaction”).  The Transaction closed on October 1, 2019, resulting in a change of control of CRM under the Investment Company Act of 1940, as amended (“1940 Act”), and the automatic termination of the previous sub-advisory agreement (the “Previous Sub-Advisory Agreement”) between the Fund and CRM relating to provision by CRM of subadvisory services to the Fund. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund’s Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the address shown above, by calling 1-800-877-9700, or by visiting www.nb.com.  This Information Statement is being mailed on or about October 30, 2019 to shareholders of record as of October 15, 2019.

BACKGROUND

Neuberger Berman Investment Advisers LLC (the “Manager”), located at 1290 Avenue of the Americas, New York, NY 10104, is the Fund’s investment manager and administrator. Neuberger Berman BD LLC, located at the same address as the Manager, is the Fund’s distributor and principal underwriter.  The Manager is responsible for choosing the Fund’s investments and handling its day-to-day business, including the oversight of the investment activities of the subadvisers of the Fund (each, a “Subadviser” and collectively, “Subadvisers”).  The Manager allocates assets of the Fund to Subadvisers whose strategy it believes, when combined to form a single portfolio, can provide attractive risk-adjusted returns over the long term.

The Manager and the Fund have obtained an exemptive order from the Securities and Exchange Commission (“SEC”) that permits the Manager to engage additional unaffiliated Subadvisers, and to enter into and materially amend existing or future sub-advisory agreements with unaffiliated Subadvisers, upon the approval of the Trust’s Board of Trustees (the “Board”), without obtaining shareholder approval. Accordingly, the Manager is able, subject to Board approval, to appoint and replace Subadvisers and to amend sub-advisory agreements without obtaining shareholder approval.

At its meetings held on September 11-12, 2019, the Board of the Trust, including the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Manager (including its affiliates) (“Independent Fund Trustees”), considered and unanimously approved the New Sub-Advisory Agreement between the Fund and CRM, subject to the closing of the Transaction. The New Sub-Advisory Agreement is materially identical to the Previous Sub-Advisory Agreement. The other current Subadvisers to the Fund are BH-DG Systematic Trading LLP, GAMCO Asset Management Inc., Good Hill Partners LP, P/E Global, LLC, Portland Hill Asset Management Limited, and Sound Point Capital Management, L.P.

For investment management services, the Fund pays the Manager a management fee.  The New Sub-Advisory Agreement will not result in a change to the management fee paid by the Fund.

The following table shows the management fee paid to the Manager and the sub-advisory fees paid by the Manager to the Fund’s Subadvisers during the fiscal period ended October 31, 2018.

Management Fee Paid to the Manager	Management Fees Paid to the Manager as a % of Average Net Assets of the Fund	Subadvisory Fees Paid by the Manager to the Subadvisers	Subadvisory Fees Paid by the Manager to the Subadvisers as a % of Average Net Assets of the Fund
$5,023,630	1.70%	$2,527,866	0.85%

INFORMATION REGARDING THE SUBADVISER

The following provides additional information about the Subadviser.

Cramer Rosenthal McGlynn, LLC

General

CRM, located at 520 Madison Avenue, 20th Floor, New York, NY 10022, manages the assets allocated to the global long/short equity strategy. CRM is a registered investment adviser providing asset management services since 1973. As of September 30, 2019, CRM managed approximately $3.725 billion in total assets.

Investment Strategy

CRM employs a global long/short equity strategy with respect to the portion of the Fund allocated to it.

Directors and Executive Officers

The following are directors and/or executive officers of CRM. The address of each is 520 Madison Avenue, 20th Floor, New York, NY 10022.

Name	Position
Christopher Barnett	President and Managing Member
Steven Yadegari	Chief Legal Officer, Chief Compliance Officer, Chief Operating Officer & Executive Vice President
Steven Fellin	Vice President & Chief Financial Officer
Brian Harvey	Chief Investment Officer and Managing Member
Ronald McGlynn	Chairman

No officer or Trustee of the Trust is an officer, employee, director, or shareholder of CRM.

Comparable Funds

The chart below provides information regarding the advisory fees charged by CRM to any other registered funds that it advises with a similar investment strategy to the portion of the Fund allocated to it

Name of Fund	Net Assets (as of September 30, 2019)	Advisory Fee Rate (% of net assets)	Fee Caps or Waivers
CRM Long/Short Opportunities Fund	$482 million	1.50%	Yes

Compensation

Under the New Sub-Advisory Agreement by and between CRM and the Manager, the Manager is responsible for all fees payable to the Subadviser for its services as a Subadviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the New Sub-Advisory Agreement does not affect the management fees paid by the Fund or its shareholders.

Information Regarding the New Sub-Advisory Agreement

The terms of the New Sub-Advisory Agreement are identical to those of the Previous Sub-Advisory Agreement, except for the effective date and term. The Fund’s investment objective, investment strategy, and risks did not change as a result of the change in control of CRM or the approval of the New Sub-Advisory Agreement.

Pursuant to the New Sub-Advisory Agreement, the Subadviser has been delegated responsibility for the day-to-day management of the assets of the Fund allocated to the Subadviser. The New Sub-Advisory Agreement provides in substance that the Subadviser will make and implement investment decisions for the Fund in its discretion and will continuously develop an investment program for the Fund’s assets allocated to such Subadviser.  The New Sub-Advisory Agreement permits the Subadviser to effect securities transactions on behalf of the Fund through associated persons of the Subadviser.  The New Sub-Advisory Agreement also specifically permits the Subadviser to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund.

The New Sub-Advisory Agreement continues with respect to the Fund until October 31, 2020 and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by the vote of a majority of the Independent Fund Trustees, cast in person at a meeting called for the purpose of voting on such approval and (2) by the vote of a majority of the Trustees or by the vote of the holders of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act). The New Sub-Advisory Agreement is subject to termination, without penalty, with respect to the Fund by a vote of a majority of the Trustees, by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), or by the Manager on not less than 30 nor more than 60 days’ prior written notice to the Subadviser.  The Subadviser is permitted to terminate the New Sub-Advisory Agreement on 120 days’ prior written notice to the Fund and Manager. The New Sub-Advisory Agreement also terminates automatically with respect to the Fund if it is assigned or if the management agreement between the Manager and the Trust terminates with respect to the Fund.

BOARD CONSIDERATIONS

At its meetings held on September 11-12, 2019, the Board of the Trust, including the Independent Fund Trustees, evaluated and approved the New Sub-Advisory Agreement between the Manager and CRM, which will continue to be responsible for managing a portion of the assets of the Fund. Representatives of the Manager informed the Board that, if approved by the Board, the New Sub-Advisory Agreement will be effective with the closing of the Transaction. Throughout the process, the Independent Fund Trustees were advised by counsel that is experienced in 1940 Act matters and that is independent of the Manager (“Independent Counsel”).

The Board noted that the Manager and the Fund had obtained from the SEC an exemptive order that permitted the Manager to approve CRM as a subadviser to the Fund without a shareholder vote, even though the Transaction would constitute a change in control of CRM, provided the Independent Fund Trustees approve the agreement with CRM and certain other steps are taken.

In evaluating the New Sub-Advisory Agreement with respect to the Fund, the Board, including the Independent Fund Trustees, reviewed extensive materials provided by CRM in response to questions submitted by the Independent Fund Trustees, Independent Counsel, and the Manager, and met with senior representatives of the Manager regarding CRM’s personnel, operations and financial condition as they relate to the Fund.

In connection with its deliberations, the Board also considered the broad range of information relevant to the annual contract review that is provided to the Board (including its various standing committees) at meetings throughout the year, including reports on investment performance, portfolio risk, and other portfolio information for the Fund, including the use of derivatives, as well as periodic reports on, among other matters, pricing and valuation; quality and cost of portfolio trade execution; compliance; and shareholder and other services provided by the Manager and its affiliates. The Contract Review Committee, which is comprised of Independent Fund Trustees, was established by the Board to assist in its deliberations regarding the annual contract review. The Board has also established other committees that focus throughout the year on specific areas relevant to the annual contract review, such as Fund performance or compliance matters, and that are charged with specific responsibilities regarding the contract review.  The Ethics and Compliance Committee received and reviewed a summary of the quarterly compliance questionnaire completed by CRM.  Those committees provide reports to the Contract Review Committee and the full Board, which reviews and takes account of the information.

The Independent Fund Trustees received from Independent Counsel a memorandum discussing the legal standards for their consideration of the proposed continuation of the New Sub-Advisory Agreement. During the course of the year and during their deliberations regarding the annual contract review, the Contract Review Committee and the Independent Fund Trustees met with Independent Counsel separately from representatives of the Manager and CRM.

In connection with its approval of the New Sub-Advisory Agreement, the Board evaluated the terms of the New Sub-Advisory Agreement, the overall fairness of the New Sub-Advisory

Agreement to the Fund and whether the New Sub-Advisory Agreement was in the best interests of the Fund and its shareholders. The Board considered all factors they deemed relevant with respect to the Fund, including the following factors: (1) the nature, extent, and quality of the services provided by the Manager and CRM; (2) the investment performance of CRM; (3) the costs of the services provided and the profit or loss realized by the Manager and its affiliates from their relationship with the Fund; (4) the extent to which economies of scale have been or might be realized as the Fund grows; and (5) whether fee or service levels reflect any such potential economies of scale for the benefit of the Fund’s shareholders. The Board also inquired whether there are any other business relationships between the Manager and CRM that might result in the negotiations between them being less than arms-length.

The Board’s determination to approve the New Sub-Advisory Agreement was based on a comprehensive consideration of all information provided to the Board.  In their deliberations, the Board members did not identify any particular information or factor that was all-important or controlling, and each Trustee may have attributed different weights to the various factors. The Board focused on the overall costs and benefits of the New Sub-Advisory Agreement to the Fund and, through the Fund, its shareholders.

With respect to the nature, extent and quality of the services to be provided to the Fund by CRM under the New Sub-Advisory Agreement, the Board considered the investment philosophy and decision-making processes of CRM and the qualifications, experience and capabilities of, and the resources available to, the portfolio management personnel of CRM who would perform services for the Fund.  The Board also considered how the Transaction would affect CRM and reviewed information regarding how CRM would be affected by the Transaction.

The Board further noted that the Manager is responsible for overseeing CRM pursuant to the New Sub-Advisory Agreement and related sub-adviser oversight policies and procedures approved by the Board. Under these procedures, the Manager is responsible for overseeing the investment performance of CRM and evaluating the risk and return of CRM and the Fund as a whole, in addition to other significant oversight responsibilities.

The Board also considered the size and scope of the activities necessary to periodically evaluate the compliance programs and other operational aspects of CRM. In addition, the Board considered the scope and compliance history of the compliance programs of CRM, including the Fund’s Chief Compliance Officer’s and the Manager’s assessment of the compliance programs of CRM. The Board noted the positive compliance history of CRM as no significant compliance problems were reported to the Board. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving CRM, and reviewed information regarding its financial condition, history of operations and any conflicts of interests in managing the Fund. The Board discussed that the Manager’s Chief Information Security Officer had evaluated CRM’s responses on questions of cybersecurity, business continuity and disaster recovery.

The Board considered the policies and practices regarding brokerage and allocation of portfolio transactions of CRM and noted that the Manager monitored the quality of the execution services provided by CRM.

The Board considered information regarding CRM’s performance. The Board also reviewed the performance for an account managed by CRM that was substantially similar in strategy to the strategy CRM uses for the Fund, noting that the account may not be subject to the same 1940 Act restrictions as the Fund. The Board also reviewed the Fund’s performance in relation to certain measures of the degree of investment risk undertaken by the Fund.

With respect to the overall fairness of the New Sub-Advisory Agreement, the Board considered the Fund’s fee structure as compared to a peer group of comparable funds and any fall-out (i.e., indirect) benefits likely to accrue to the Manager and its affiliates from its relationship with the Fund.  The Manager indicated that similar comparative information was not available with respect to the amount paid to CRM. The Board did, however, consider the allocation of duties and responsibilities among the Manager and CRM and, in light of that, the amount of fees retained by each. The Board noted, however, that the Manager, and not the Fund, pays the fee to CRM and therefore the fees charged by CRM will not change the overall expenses of the Fund.  The Board also monitors throughout the year the potential effect on the profitability of the Manager resulting from changes in sub-advisers and/or their fees. The Board considered the fees CRM charges for similar products. The Board also considered whether there are other business arrangements between the Manager and CRM that could give rise to potential conflicts.

The Board also evaluated any apparent or anticipated economies of scale in relation to the services CRM provides to the Fund. The Board considered whether the New Sub-Advisory Agreement will provide for breakpoints in the fees and, as a general matter, the way in which such breakpoints should factor into the fees paid by the Fund.

Conclusions as to New Sub-Advisory Agreement

In approving the New Sub-Advisory Agreement, the Board concluded that, in its business judgment, the terms of the New Sub-Advisory Agreement are fair and reasonable to the Fund and that approval of the Agreement is in the best interests of the Fund and its shareholders. In reaching this determination, the Board considered that CRM could be expected to provide a high level of service to the Fund; that CRM’s fees appeared to the Board to be reasonable given the nature, extent and quality of services expected to be provided; and that the benefits expected to accrue to CRM and its affiliates and the Manager and its affiliates by virtue of their relationship with the Fund were reasonable in light of the expected costs of providing the sub-advisory services and the benefits expected to accrue to the Fund. The Board’s conclusions may be based in part on its consideration of materials prepared in connection with the approval of the Previous Sub-Advisory Agreement in prior years and on the Board’s ongoing regular review of Fund performance and operations throughout the year, in addition to material prepared specifically for the most recent review of the Previous Sub-Advisory Agreement and the review of the New Sub-Advisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Board, affiliates of the Manager or Subadvisers are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution (“Affiliated Brokers”). For the fiscal period ended October 31, 2018, the Fund did not pay any brokerage commissions to Affiliated Brokers.

Control Persons and Principal Holders

As of October 15, 2019, the following are all of the beneficial and record owners of five percent or more of a class of the Fund. Except where indicated with an asterisk, the owners listed are record owners. These entities hold these shares of record for the accounts of certain of their clients and have informed the Fund of their policy to maintain the confidentiality of holdings in their client accounts, unless disclosure is expressly required by law.

Class	Name & Address	Percent Owned
Neuberger Berman Absolute Return Multi- Manager Fund – Class A	CHARLES SCHWAB & CO INC ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105-1905	18.73%

	NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	17.66%

	MORGAN STANLEY SMITH BARNEY LLC FOR THE EXCLUSIVE BENE OF ITS CUST 1 NEW YORK PLZ FL 12 NEW YORK NY 10004-1965	14.50%

	PERSHING LLC 1 PERSHING PLZ JERSEY CITY NJ 07399-0002	10.73%

	AMERICAN ENTERPRISE INVESTMENT SVC 707 2ND AVE S MINNEAPOLIS MN 55402-2405	5.46%

	LPL FINANCIAL OMNIBUS CUSTOMER ACCOUNT ATTN MUTUAL FUND TRADING 4707 EXECUTIVE DR SAN DIEGO CA 92121-3091	5.40%

Class	Name & Address	Percent Owned
Neuberger Berman Absolute Return Multi- Manager Fund – Class C	AMERICAN ENTERPRISE INVESTMENT SVC 707 2ND AVE S MINNEAPOLIS MN 55402-2405	22.86%

	MERRILL LYNCH PIERCE FENNER & SMITH INC FUND ADMINISTRATION ATTN SERVICE TEAM 4800 DEER LAKE DR E FL 2 JACKSONVILLE FL 32246-6484	15.86%

	UBS WM USA OMNI ACCOUNT M/F SPEC CDY A/C EBOC UBSFSI 1000 HARBOR BLVD WEEHAWKEN NJ 07086-6761	14.68%

	RAYMOND JAMES OMNIBUS FOR MUTUAL FUNDS HOUSE ACCOUNT FIRM 880 CARILLON PKWY ST PETERSBURG FL 33716-1100	13.81%

	MORGAN STANLEY SMITH BARNEY LLC FOR THE EXCLUSIVE BENE OF ITS CUST 1 NEW YORK PLZ FL 12 NEW YORK NY 10004-1965	8.68%

	WELLS FARGO CLEARING SERVICES LLC SPECIAL CUSTODY ACCT FOR THE EXCLUSIVE BENEFIT OF CUSTOMER 2801 MARKET ST SAINT LOUIS MO 63103-2523	6.94%

	LPL FINANCIAL 4707 EXECUTIVE DR SAN DIEGO CA 92121-3091	5.34%

Neuberger Berman Absolute Return Multi- Manager Fund – Institutional Class	NATIONAL FINANCIAL SERVICES LLC FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPT 499 WASHINGTON BLVD FL 4 JERSEY CITY NJ 07310-1995	33.95%

Class	Name & Address	Percent Owned
	LPL FINANCIAL OMNIBUS CUSTOMER ACCOUNT ATTN MUTUAL FUND TRADING 4707 EXECUTIVE DR SAN DIEGO CA 92121-3091	25.17%

	CHARLES SCHWAB & CO INC ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105-1905	11.51%

	UBS WM USA OMNI ACCOUNT M/F SPEC CDY A/C EBOC UBSFSI 1000 HARBOR BLVD WEEHAWKEN NJ 07086-6761	8.61%

Neuberger Berman Absolute Return Multi- Manager Fund – Class R6	NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	100%

As of October 15, 2019, the Trustees and officers, as a group, owned less than 1% of each class of shares of the Fund.

Outstanding Shares

There were 14,498,180 Institutional Class shares, 675,747 Class A shares, 759,033 Class C shares and 124,366 Class R6 shares of the Fund issued and outstanding as of October 15, 2019.

Document Delivery.  Please note that only one annual report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary.  To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 1290 Avenue of the Americas, New York, NY 10104 or 1-800-877-9700.

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